Exhibit 99.1

Contacts:
Manny Hernandez CFO, VP Finance & Administration (408) 943-2754
FOR IMMEDIATE RELEASE
Joseph L. McCarthy VP Corporate Communications (408) 943-2902

Cypress Reports First Quarter 2005 Results

SAN JOSE, Calif., April 21, 2005 — Cypress Semiconductor Corp. (NYSE: CY) announced that revenue for the 2005 first quarter was $200.3 million, down 4.7% from prior-quarter revenue of $210.2 million and down 21.3% from year-ago first-quarter revenue of $254.4 million.

Cypress posted a GAAP net loss of $65.1 million in the 2005 first quarter, or a diluted loss per share of $0.50. This compares with last quarter’s diluted loss per share of $0.22 and year-ago first-quarter diluted earnings of $0.16 per share. Our GAAP net loss in the 2005 first quarter includes restructuring charges of $19.0 million.

On an adjusted-GAAP basis—excluding the amortization of intangibles and other acquisition-related, restructuring and special charges and credits—the 2005 first quarter resulted in a net loss of $25.1 million, or a diluted loss per share of $0.19. This compares with the prior quarter’s diluted loss per share of $0.14 and year-ago first quarter diluted earnings of $0.19 per share.

Cypress President and CEO T.J. Rodgers said, “Our revenue for the 2005 first quarter came in at the bottom of the range we provided in guidance at the beginning of the quarter. However, we believe that the first quarter was the bottom of this current slowdown. We have started the second quarter with a better backlog position than last quarter’s, and bookings to date are strong. Most of our revenue shortfall in the first quarter was the result of a decrease in sales of memory products to the wireless handset market, which experienced softness towards the end of the quarter. On the other hand, SunPower Corp.—our silicon solar cell subsidiary—exceeded its revenue target slightly, posting sales of $11 million in the first quarter.”

Rodgers continued, “Our adjusted-GAAP loss per share of $0.19 for the first quarter was slightly better than our low-end guidance of $0.211 per share. We remain committed to our goal of achieving profitability in the second quarter, the first quarter in which the restructuring and cost-reduction measures we announced earlier this year take effect.”

Rodgers continued, “Gross margin for the first quarter was 37%—flat compared to the previous quarter. We managed our net inventory down again, amounting to $3 million in the first quarter, despite missed sales and an increase in SunPower’s inventory to support its ramp.”

Rodgers continued, “Our cost reductions included a reduction from four divisions organized around product lines to three divisions organized around market segments: the Computation and Consumer Division (CCD), the Data Communications Division (DCD), and the Memory and Imaging Division (MID). Beginning this quarter, we will report along these lines, including a separate report on SunPower.”

BUSINESS UNITS

Business Unit Summary Financials*

	CCD	DCD	MID	SUNPOWER	OTHER	TOTAL
REVENUE	$66.0	$41.4	$74.0	$11.0	$7.9	$200.3
GROSS MARGIN	30.7	25.4	13.2	(1.4)	5.9	73.8
ADJUSTED-GAAP EPS	$0.01	$0.00	$(0.13)	$(0.04)	$(0.03)	$(0.19)
GAAP EPS	$(0.05)	$(0.02)	$(0.31)	$(0.05)	$(0.07)	$(0.50)	**

*	In millions, except EPS
**	Includes non-recurring restructuring charge of $(0.15).

Computation and Consumer Division (CCD)

     Revenue from the Computation and Consumer Division was $66.0 million. This represented an increase of 12% from the prior quarter and accounted for 33% of the company’s first-quarter revenue. The segment posted a gross margin of 47% and contributed to our adjusted-GAAP net income with $0.012 per share. Strong USB sales helped to drive growth for the division. We

[1]	GAAP equivalent guidance was $0.40
[2]	For GAAP equivalent per share, refer to Business Unit Summary Financials table expect another strong quarter for CCD in Q205, based on broad, accelerated customer acceptance of Cypress’s PSoC™ (Programmable-System-On-Chip™) mixed-signal arrays, increased sales of PC clocks, and the continued adoption of WirelessUSB™, Cypress’s 2.4-Gigahertz radio system-on-a-chip technology. Segment highlights for the first-quarter include:

     + Cypress introduced PSoC Express™, the first software tool that allows system engineers to develop microcontroller-based designs without having to program any complex assembly language or C code. The new tool enables design engineers to import peripherals such as temperature sensors, switches and fans into their designs with the click of a mouse, reducing design time from months to days. PSoC Express works with Cypress’s PSoC mixed-signal array, a single-chip solution that integrates programmable analog and digital blocks with a microcontroller and flash. The PSoC array can take the place of multiple digital and analog components in a design, shrinking the board size and reducing system costs.

     + Cypress announced that its 2.4-GHz WirelessUSB radio system-on-a-chip has been designed into a presentation device manufactured by Logitech®, a leading designer of webcams and other PC-peripherals. The new device is a handheld, wireless controller that enables multimedia presenters to manage images onscreen from up to 10 meters away. Logitech selected WirelessUSB because of its unique combination of robust performance, low power, low latency and outstanding immunity to interference from cordless phones, wireless networking devices and other sources. (The FCC was gracious enough to create an unlicensed RF band at 2.4 GHz, the same frequency used by microwave ovens.)

     + Cypress introduced a family of flash-based, wired USB controllers, reducing component count, design time and system cost in PC peripheral applications such as mice, keyboards and wireless dongles. Based on Cypress’s popular eight-bit microcontroller architecture, the second-generation enCoRe™ II (Enhanced Component Reduction) family integrates a crystalless oscillator and other system components, eliminating the need for an external frequency source and accelerating time to market.

     + Cypress and Conexant Systems Inc. announced a low-cost, bus-powered reference design that will enable PC users to plug a television into their system with a single USB 2.0 connection. The solution, the first of its kind in the electronics industry, eliminates the need to use multiple audio/video wires to hook up these components and allows users either to watch downloaded programs on their TV screens or to save TV programs to their PC hard drives.

Data Communications Division (DCD)

Revenue from the Data Communications Division was $41.4 million, down 8% from the prior quarter. DCD accounted for 21% of the company’s first-quarter revenue. The segment posted a gross margin of 61% and broke even2 on an adjusted-GAAP per share basis. Improved demand for NSEs in IP-based systems and for specialty memories in wireless basestations was offset by a decline in sales of legacy VME, physical-layer and programmable logic products into wireline systems. We do not expect a significant improvement in the data communications market during the second quarter. Segment highlights for the first quarter include:

     + Cypress sampled its Sahasra™ 50000 Network Search Engine (NSE)—the industry’s first single-chip algorithmic search engine. Sahasra NSEs offer three times the look-up capacity of the highest-density 18-Mbit products available on the market. “We’re sampling a product that will revolutionize the NSE market,” said T.J. Rodgers. “This is a big deal.”

Memory and Imaging Division (MID)

Revenue from the Memory and Imaging Division was $74.0 million, a 16% decline from the prior quarter, accounting for 37% of the company’s first-quarter revenue. The segment posted a gross margin of 18% for the quarter and accounted for an adjusted-GAAP net loss of $0.132 per share. Increased sales of CMOS image sensors and synchronous SRAMs were offset by a decline in handset revenue, the result of continued ASP pressure on Cypress’s MicroPower™ and Psuedo-SRAM (PSRAM) products. Margins and revenue for the division are expected to improve in the second quarter, based on an increase in factory utilization and a mix shift among customers to 90-nanometer SRAM products. Highlights for the first quarter include:

     + Cypress acquired SMaL Camera Technologies, a leader in CMOS image sensor solutions for business and consumer applications such as ultra-slim digital cameras, automotive vision systems, and cell phone cameras. SMaL products will accelerate Cypress’s penetration of the high-volume CMOS image sensor business, initially targeting the market for automotive imaging systems and 3- and 5-megapixel cell phone cameras. The deal complements Cypress’s 2004 acquisition of Belgium-based FillFactory NV, which provides products for a broad array of markets and also has cell phone sensors under development. Combined, the FillFactory and

SMaL acquisitions are expected to provide Cypress with the industry’s broadest line of CMOS image sensors.

     + Cypress achieved first silicon on a 9-Mpixel CMOS image sensor designed in Belgium and fabricated at Cypress’s Fab 4 facility in Minnesota on the company’s proprietary, I8, 130-nm process technology. The sensor, which targets state-of-the-art digital still cameras (DSCs), is the first product to be designed and manufactured at Cypress following the incorporation of the FillFactory and SMaL Camera acquisitions into the new Memory and Imaging Division. Cypress has provided samples of its first silicon to key DSC customers. The new image sensor has been designed with the active cooperation of a large Japanese camera manufacturer to one-up the current high-end cameras in the 5-Mpixel range.

     + Cypress introduced a family of 36-Mbit QDR™-II (Quad Data Rate™) SRAMs, including 250-MHz devices optimized for router applications. This second-generation QDR line rounds out the company’s QDR portfolio, which had previously included 9-Mbit, 18-Mbit and 72-Mbit devices. The introduction also completes the rollout of Cypress’s synchronous, NoBL™ (No Bus Latency™) and QDR product families. Customer demand for Cypress’s high-density products (18-Mbit and larger) has increased in recent quarters.

SunPower Corporation

Revenue from SunPower Corp., Cypress’s silicon solar cell subsidiary, was $11.0 million in the first quarter. This represented an increase of 142% from the prior quarter and amounted to 6% of Cypress’s first-quarter revenue, as SunPower continued to ramp its initial 25-megawatt (MW) manufacturing line in the Philippines. SunPower posted an adjusted-GAAP loss before taxes of $5.0 million in the first quarter, compared with a loss of $8.1 million in the fourth quarter. Adjusted-GAAP net loss per share improved to a loss of $0.042 in the first quarter from a loss of $0.063 the quarter before. We expect continued growth for SunPower in the second quarter, based on sustained demand for its products and continued progress in the Philippines. The SunPower plan is to break even in Q3 2005. Segment highlights include:

[3]	GAAP equivalent loss per share was $0.06

     + In an effort to keep pace with customer demand, SunPower began construction on facilities and infrastructure upgrades to support a second 25 MW solar cell line in the Philippines. The company plans to install production tools in the third quarter and to begin initial volume production on the line in the fourth quarter. The second line brings the plant’s capacity to approximately 16 million solar cells per year.

     + SunPower shipped its one-millionth solar cell. This milestone was achieved within five months of ramping its initial 25-megawatt manufacturing line in the Philippines to volume production. During this period, the manufacturing yield of the Philippines facility increased from 20% to more than 90%. The National Renewable Energy Laboratory has rated SunPower’s flagship A-300 solar cells at 21.5% efficiency, the best in the industry, compared with typical production cells in the 12%-15% range.

Cypress Subsidiaries

Revenue from the subsidiary segment was $7.9 million, down 45% from the prior quarter. Subsidiaries accounted for 4% of the company’s first-quarter revenue, posting a gross margin of 73% and an adjusted-GAAP net loss per share of $0.03 2. Royalty payments from Sony® Corp. to Silicon Light Machines for the use of SLM’s Grating Light Valve™ technology came to an end during the fourth quarter. Segment highlights include:

     + Silicon Valley Technology Center, a division of Cypress, delivered its first 300-mm advanced lithography wafers. SVTC produced the 65-nm wafers for a number of customers using recently installed advanced lithography and metrology equipment. As R&D costs continue to rise, startup and emerging technology companies, capital equipment manufacturers and materials suppliers face the challenge of migrating their products and processes from prototype to manufacturing in a cost-effective manner. SVTC provides an alternative strategy to develop novel silicon ideas without a heavy capital investment—providing its parent with a revenue stream and exposure to a broad range of unique intellectual property.

     + Cypress announced the divestiture of Silicon Magnetic Systems (SMS), a subsidiary founded to commercialize Magnetic Random Access Memories (MRAMs). SMS’s 256-kilobit MRAMs were demonstrated to work in customer systems. However, SMS believes that the classic FeCo/Al2O3/FeCo/Ru/FeCo/PtMn magnetic dot has fundamental write and reliability problems that are solvable only at the cost of an uneconomically large cell size. The cost reduction due to the SMS divestiture will be fully realized in the second quarter.

Other Developments

     + Cypress appointed Dan McCranie to its board of directors. McCranie is currently chairman of the board of both ON Semiconductor and Virage Logic and was previously chairman of Xicor Inc. He served as Cypress’s executive vice president of sales and marketing and has more than 35 years of experience in the high-tech industry. McCranie replaces John C. Lewis, who will retire from all Cypress board activities as of April 29, 2005, the date of Cypress’s annual Stockholder Meeting.

     + Cypress passed the 50-million-unit mark in sales of products packaged with lead-free technology. These products are fully compatible with earlier generations of Cypress products, enabling customers to transition to the newer, environmentally friendly platform without compromising performance, quality or delivery. Cypress shipped its first lead-free product in 2003.

Conclusion

Rodgers concluded, ”With the continued ramp of SunPower and all of our cost reduction initiatives in place at the end of the first quarter, we plan to return to profitability and growth in Q2, or—worst case—come very close to breakeven.”

About Cypress

Cypress solutions are at the heart of any system that is built to perform: consumer, computation, data communications, automotive, industrial, and solar power. Leveraging a strong commitment to customer service and performance-based process and manufacturing expertise, Cypress’s product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, network search engines, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions, and reconfigurable mixed-

signal arrays. Cypress stock is traded on the New York Stock Exchange under the ticker symbol CY. More information about the company is available online at www.cypress.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts and that refer to Cypress’s plans and expectations for the second quarter of 2005 and the future are forward-looking statements about the prospects for Cypress, its subsidiaries and the semiconductor industry more generally. These forward-looking statements are not guarantees. Our actual results may differ materially due a variety of factors, including but not limited to the business and economic conditions and growth trends in the semiconductor industry, the rate of customer acceptance of Cypress’s products, our ability to sustain increased factory utilization, customer demand for Cypress’s high-density products and SunPower’s products, SunPower’s progress in the Philippines, our ability to integrate and manage acquisitions; the effectiveness of our restructuring and cost reduction activities and other risks identified in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify forward-looking statements that include statements related to: prices, growth, supply, shipments, new products, profit and revenue.

To supplement the consolidated financial results prepared under GAAP, Cypress uses adjusted-GAAP measures which are adjusted from the most directly comparable GAAP results to exclude charges related to acquisitions including amortization of intangibles, in-process research and development and stock compensation, employee loan reserves, off-balance sheet lease accruals, restructuring, impairments and asset write-downs, gains or losses on the retirement of bonds and other non-recurring costs. Management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company as they result from corporate transactions outside the ordinary course of business. Management uses these adjusted-GAAP measures internally for strategic decision making, forecasting future results and evaluating the Company’s current performance. Most analysts covering Cypress use the adjusted-GAAP measures as well. Given management’s use of these adjusted-GAAP measures, Cypress believes these measures are important to investor understanding of the Company’s disclosures regarding current and future operating results. Management also believes these adjusted-GAAP measures enable investors to better assess changes in Cypress’ core business across different time periods. These adjusted-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from adjusted-GAAP measures used by other companies.

Cypress and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation.

MicroPower, WirelessUSB, enCoRe, NoBL, and No Bus Latency are trademarks of Cypress Semiconductor Corporation.

Programmable System-on-Chip, PSoC Express, and PSoC are trademarks of Cypress MicroSystems, Inc.

Grading Light Valve is a trademark of Silicon Light Machines.

QDR SRAMs are a family of products developed by Cypress, IDT, NEC, and Samsung.

Logitech is a registered trademark of Logitech, Sony is a registered trademark of Sony.

All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

(Unaudited)

	Apr 03,	Jan 02,
	2005	2005

ASSETS

Cash, cash equivalents, and investments *	$249,417	$307,640
Accounts receivable, net	119,899	107,288
Inventories	97,191	99,709
Property and equipment, net	420,719	444,651
Goodwill and other intangible assets	468,026	447,003
Other assets	164,619	166,703

Total assets	$1,519,871	$1,572,994

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$173,601	$179,282
Deferred income	33,234	33,426
Convertible subordinated notes	599,998	599,998
Income tax liabilities	76,240	71,992
Other liabilities	21,723	27,938

Total liabilities	904,796	912,636
Stockholders’ equity **	615,075	660,358

Total liabilities and stockholders’ equity	$1,519,871	$1,572,994

*	Cash, cash equivalents, and investments includes restricted amounts totaling $62.8 million and $62.7 million as of April 03, 2005 and January 02, 2005, respectively.

**	Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 131,247 and 128,493 shares outstanding as of April 03, 2005 and January 02, 2005, respectively.

CYPRESS SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	THREE MONTHS ENDED
	(Unaudited)
	Apr 03	Mar 28	Jan 02
	2005	2004	2005
Revenues	$200,304	$254,393	$210,181

Costs of revenues	126,649	123,360	131,442

Gross margin	73,655	131,033	78,739

Operating expenses:
Research and development	58,040	63,158	66,910
Selling, general and administrative	38,409	28,797	37,041
Amortization of intangibles	8,400	10,090	9,361
In-process research and development charge	12,300	—	—
Restructuring costs (credits)	19,029	(81)	243

Total operating costs	136,178	101,964	113,555

Operating income (loss)	(62,523)	29,069	(34,816)

Net interest income (expense) and other	(2,282)	(748)	3,402

Income (loss) before income tax	(64,805)	28,321	(31,414)

Income tax (provision) benefit	(311)	(1,841)	3,316

Net income (loss)	$(65,116)	$26,480	$(28,098)

Basic net income (loss) per share	$(0.50)	$0.22	$(0.22)
Diluted net income (loss) per share	$(0.50)	$0.16	$(0.22)

Shares used in calculation:
Basic	130,506	122,417	127,362
Diluted	130,506	171,832	127,362

Reconciliation of GAAP net income (loss) to adjusted-GAAP net income (loss):

GAAP net income (loss)	$(65,116)	$26,480	$(28,098)

Reconciling items:
Cost of revenues (acquisition and stock compensation expenses)	119	—	68
Restructuring costs (credits)	19,029	(81)	243
Amortization of intangibles	8,400	10,090	9,361
In-process research and development charge	12,300	—	—
Acquisition and stock compensation expenses (credits)	(912)	2,868	1,253
Synthetic lease — guarantee accrual	304	—	1,825
Employee loan reserve	—	(7,752)	—
Loss on retirement of bonds	—	—	209
Impairments and other	421	(422)	(1,129)
Tax effects on adjusted-GAAP adjustments	311	190	(1,758)

Adjusted-GAAP net income (loss)	$(25,144)	$31,373	$(18,026)

Adjusted-GAAP basic net income (loss) per share	$(0.19)	$0.26	$(0.14)
Adjusted-GAAP diluted net income (loss) per share	$(0.19)	$0.19	$(0.14)

CYPRESS SEMICONDUCTOR CORPORATION
RECONCILIATION OF GAAP NET INCOME (LOSS) PER SHARE TO ADJUSTED-GAAP NET INCOME (LOSS) PER SHARE
(In thousands, except per share data)

	THREE MONTHS ENDED
	(Unaudited)
	Apr 03	Mar 28	Jan 02
	2005	2004	2005

Basic:

GAAP net income (loss) per share	$(0.50)	$0.22	$(0.22)
Reconciling items:
Cost of revenues (acquisition and stock compensation expenses)	—	—	—
Restructuring costs	0.15	—	—
Amortization of intangibles	0.07	0.08	0.07
In-process research and development charge	0.10	—	—
Acquisition and stock compensation expenses (credits)	(0.01)	0.02	0.01
Synthetic lease — guarantee accrual	—	—	0.02
Employee loan reserve	—	(0.06)	—
Loss on retirement of bonds	—	—	—
Impairments and other	—	—	(0.01)
Tax effects on adjusted-GAAP adjustments	—	—	(0.01)

Adjusted-GAAP net income (loss) per share	$(0.19)	$0.26	$(0.14)

Diluted:

GAAP net income (loss) per share	$(0.50)	$0.16	$(0.22)
Reconciling items:
Cost of revenues (acquisition and stock compensation expenses)	—	—	—
Restructuring costs	0.15	—	—
Amortization of intangibles	0.07	0.06	0.07
In-process research and development charge	0.10	—	—
Acquisition and stock compensation expenses (credits)	(0.01)	0.02	0.01
Synthetic lease — guarantee accrual	—	—	0.02
Employee loan reserve	—	(0.05)	—
Loss on retirement of bonds	—	—	—
Impairments and other	—	—	(0.01)
Tax effects on adjusted-GAAP adjustments	—	—	(0.01)

Adjusted-GAAP net income (loss) per share	$(0.19)	$0.19	$(0.14)

CYPRESS SEMICONDUCTOR CORPORATION
SUPPLEMENTAL SEGMENT INFORMATION
(In thousands, except per share data)

	Three Months Ended
	April 3, 2005
	CCD	DCD	MID	SunPower	Other	Total
	(Unaudited)
Revenues	$65,989	$41,419	$74,005	$11,042	$7,849	$200,304
Gross margin %	46.6%	61.4%	17.9%	(12.4%)	73.3%	36.8%
Adjusted-GAAP basic and diluted net income (loss) per share	$0.01	$—	$(0.13)	$(0.04)	$(0.03)	$(0.19)

Reconciliation of adjusted-GAAP basic and diluted net income (loss) per share to GAAP net income (loss) per share:

Adjusted-GAAP basic and diluted net income (loss) per share	$0.01	$—	$(0.13)	(0.04)	$(0.03)	$(0.19)
Reconciling items: (1)
Cost of revenues (acquisition and stock compensation expenses)	—	—	—	—	—	—
Restructuring costs	(0.03)	(0.03)	(0.05)	—	(0.04)	(0.15)
Amortization of intangibles	(0.03)	(0.01)	(0.02)	(0.01)	—	(0.07)
In-process research and development charge	—	—	(0.10)	—	—	(0.10)
Acquisition and stock compensation expenses (credits)	—	0.02	(0.01)	—	—	0.01
Synthetic lease — guarantee accrual	—	—	—	—	—	—
Impairments and other	—	—	—	—	—	—
Tax effects on adjusted-GAAP adjustments	—	—	—	—	—	—

GAAP basic and diluted net income (loss) per share	$(0.05)	$(0.02)	$(0.31)	$(0.05)	$(0.07)	$(0.50)

(1)	The Company allocates the amounts of the reconciling items to the segments based on certain criteria. For those items which are specifically identifiable to the segments, the Company allocates the amounts based on the specific-identification method. For those items which are not specifically identifiable to the segments, the Company allocates the amounts based on the segments’ revenues as a percent of total revenues.